Exhibit 99.1

Press Contact:	For Immediate Release
Janine Fogal
650-623-1469

Investor Contact:
Bill Tamblyn
650-623-1309

Ditech Networks Announces Fiscal 2007 First Quarter Financial Results

Revenues Up 8% With Record International Voice Business

Mountain View, California, August 17, 2006 - Ditech Networks, Inc. (Nasdaq: DITC) reported results for its fiscal 2007 first quarter ended July 31, 2006. Revenues for the first quarter were $21.6 million, an increase of $11.3 million, or 109%, from revenues of $10.3 million in the same quarter of the prior fiscal year and up $1.6 million, or 8%, from revenues of $20.0 million in the fourth quarter of fiscal 2006. International revenues were $6.7 million, an increase of $5.7 million from $1.0 million in the same quarter of the prior fiscal year and up $3.2 million from revenues of $3.5 million in the fourth quarter of fiscal 2006.

GAAP net income for the first quarter was $1.5 million, an increase compared to the GAAP net loss of $1.9 million in the same quarter of the prior fiscal year and a decrease compared to the GAAP net income of $2.5 million in the fourth quarter of fiscal 2006, which did not include the effect of SFAS 123(R).

“We made good progress on all fronts this quarter—revenue was up with solid profitability” said Tim Montgomery, president and CEO of Ditech Networks. “Our U.S. business remained strong with continued deployments of our Broadband Voice Processor platform. Our international voice revenue was at an all-time high, giving us better balance between our domestic and international businesses. We continued to invest in our new generation of VoIP products that enable carriers to migrate their subscribers from circuit to packet-based services.  This was a good quarter for the company.”

Ditech Networks will discuss its fiscal 2007 first quarter financial results in today’s conference call (see details later in this release).

First Quarter Fiscal 2007 GAAP Results

•                  Pre-tax income for the first quarter of fiscal 2007 of $2.7 million, compared to pre-tax loss of $2.9 million in the same quarter of the prior fiscal year.

•                  Net income for the first quarter of fiscal 2007 of $1.5 million compared to a net loss of $1.9 million in the same quarter in the prior fiscal year.

•                  Fully diluted net income per share of $0.04, compared to a basic net loss per share of $0.06 in the same quarter in the prior fiscal year.

First Quarter Fiscal 2007 Non-GAAP Results

•                  Pre-tax income for the first quarter of fiscal 2007 of $4.7 million, compared to pre-tax loss of $2.0 million in the same quarter of the prior fiscal year.

•                  Net income for the first quarter of fiscal 2007 of $2.7 million compared to a net loss of $1.1 million in the same quarter in the prior fiscal year.

•                  Fully diluted net income per share of $0.08, compared to a basic net loss per share of $0.04 in the same quarter in the prior fiscal year.

A reconciliation of the non-GAAP financial measures presented above is included at the end of this press release.

Second Quarter Fiscal 2007 GAAP Outlook

Based upon expected bookings, timing of shipments and deferred revenues, Ditech Networks expects revenues in the second quarter of fiscal 2007 to increase approximately 5% over revenues of the first quarter of fiscal 2007. Gross margins are expected to approximate first quarter levels. Operating expenses, including an estimated $1.8 million of stock-based compensation and acquisition related expenses, are expected to be between $14.2-$14.4 million.

Use of Non-GAAP Financial Information

Ditech Networks provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be difficult to understand if limited to reviewing only GAAP financial measures. Internally, Ditech Networks uses calculations of (i) non-GAAP pre-tax income and non-GAAP net income, which represents pre-tax income and net income excluding the effect of stock-based compensation expense and expense related to the amortization of intangible assets and the accounting for in-process R&D associated with the acquisition of Jasomi Networks; and (ii) non-GAAP basic and diluted net income per share, which represents basic and diluted net income per share excluding the effect of stock-based compensation expense and expense related to the amortization of intangible assets and the accounting for in-process R&D associated with the acquisition of Jasomi Networks.

The non-GAAP data contained in this release are included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP.

The non-GAAP data give an indication of Ditech Networks’ core performance and we believe that this presentation provides useful information to investors regarding certain financial trends relating to Ditech Networks financial results as they exclude charges considered by management to be outside of its core performance. Ditech Networks believes when GAAP results are viewed in conjunction with non-GAAP results, investors are provided a more meaningful understanding of Ditech Networks’ performance. In addition, Ditech Networks’ management uses these measures for reviewing its financial results and for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP financial statements and may be materially different from non-GAAP measures used by other companies.

Conference Call

Ditech Networks will host an investor webcast and conference call at 4:30 PM Eastern Time / 1:30 PM Pacific Time today, to review its fiscal 2007 first quarter performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: +1 (612) 332-1025. The conference call will also be broadcast live over the Internet and can be accessed by going to the Investors section of the Ditech Networks’ web site: http://www.ditechnetworks.com. A replay of the first quarter results conference call will be available via Ditech Networks’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 838427. The telephonic and web site replays will be available two hours after the call is complete until at least Ditech Networks’ subsequent earnings announcement.

About Ditech Networks

Ditech Networks supplies voice processing equipment for telecommunication networks around the world. Ditech Networks’ technology solutions include voice, media processing, SIP, and security delivered on carrier-grade scalable platforms to enhance the delivery of communications services over mobile, Voice over IP, and wireline networks. Ditech Networks’ customers are premier network operators including Verizon, AT&T, Orascom Telecom, and others that collectively serve more than 150 million subscribers.

Ditech Networks is headquartered in Mountain View, California. For more information, visit www.ditechnetworks.com.

Forward-Looking Statements

The statements in this press release regarding Ditech Networks’ outlook for growth and expected financial results for the second quarter of fiscal 2007 are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including: timing of orders and timely receipt of payments for Ditech Networks’ voice enhancement and echo cancellation equipment is variable and could affect Ditech Networks’ ability to meet revenue expectations for the second quarter of fiscal 2007; shipment of products Ditech Networks expects to ship before the end of the second of fiscal 2007 may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Networks may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could weaken or remain flat due to a weakening in the economy or for other unanticipated reasons; Ditech Networks’ competitors may develop products that compete favorably with its new products; Ditech Networks has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; inability to successfully convert Ditech Networks’ VQA trials to customer orders would limit VQA revenue; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Networks’ Annual Report on Form 10-K for the year ended April 30, 2006 (filed July 7, 2006 with the Securities and Exchange Commission).

- end -

Ditech Networks, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31,	April 30,
	2006	2006

Assets
Cash, cash equivalents and short-term investments	$129,696	$136,032
Accounts receivable, net	6,350	5,276
Inventories	8,236	8,318
Deferred income taxes	2,923	2,923
Other current assets	3,589	2,664

Total current assets	150,794	155,213

Property and equipment, net	5,314	4,740
Purchased Intangibles	3,133	3,379
Goodwill	12,637	9,913
Deferred income taxes	45,019	45,852
Other assets	211	216

Total Assets	$217,108	$219,313

Liabilities and Stockholders’ Equity
Accounts payable	$5,268	$1,576
Accrued expenses	5,459	7,090
Deferred revenue	2,766	10,951
Income taxes payable	576	471

Total current liabilities	14,069	20,088

Long term accrued expenses	405	644

Stockholders’ equity	202,634	198,581

Total Liabilities and Stockholders’ Equity	$217,108	$219,313

Ditech Networks, Inc.

Consolidated Statements of Operations

For the Three Month Periods Ended July 31, 2006 and 2005

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	GAAP	Reconciling		Non-GAAP		GAAP	Reconciling		Non-GAAP
	2006	Items		2006		2005	Items		2005

Revenue	$21,619			$21,619		$10,347			$10,347

Cost of goods sold	6,556	(101	)(a)	6,455		3,159			3,159

Gross profit	15,063	101		15,164		7,188			7,188

Operating expenses:
Sales and marketing	6,198	(759	)(a)	5,439		4,170	(31	)(a)	4,139
Research and development	5,516	(562	)(a)	4,954		4,201	(66	)(a)	4,135
General and administrative	2,006	(262	)(a)	1,744		1,936			1,936
Amortization of Purchased Intangibles	246	(246	)(b)	—		82	(82	)(b)	—
In-Process R&D	—			—		700	(700	)(c)	—

Total operating expenses	13,966	(1,829)		12,137		11,089	(879)		10,210

Income (loss) from operations	1,097	1,930		3,027		(3,901)	879		(3,022)

Other income, net	1,633			1,633		978			978

Income (loss) before provision (benefit) for income taxes	2,730	1,930		4,660	(e)	(2,923)	879		(2,044)

Provision (benefit) for income taxes	1,207	727	(d)	1,934		(992)	72	(d)	(920)

Net income (loss)	$1,523	$1,203		$2,726	(e)	$(1,931)	$807		$(1,124	)(e)

Basic net income (loss) per share	$0.05			$0.08	(e)	$(0.06)			$(0.04	)(e)
Diluted net income (loss) per share	$0.04			$0.08	(e)	$(0.06)			$(0.04	)(e)

Weighted shares used in per share calculation:
Basic	32,400			32,400		32,089			32,089
Diluted weighted shares used in per share calculation	34,230			34,230		32,089			32,089

(a) This adjustment reflects the stock-based compensation expense recorded under SFAS 123R in fiscal 2007 and under APB 25 in fiscal 2006. Ditech Networks excludes this item when it evaluates its continuing operational performance as this expense does not impact Ditech Networks’ cash flows and management believes this GAAP measure is not indicative of its core operating performance.

(b) This reflects the amortization of intangible assets associated with the acquisition of Jasomi Networks in June 2005. These acquired intangible assets are amortized over their estimated useful lives. This amortization does not impact Ditech Networks’ cash flows and is excluded by management when evaluating core operating performance.

(c)  Ditech Networks incurs in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. This amount arises from the Company’s acquisition of Jasomi Networks and has no direct correlation to the operation of its business.

(d)  This reflects the tax impact of the reconciling items noted in (a), (b) and (c) above.

(e) Non-GAAP net income (loss) gives an indication of Ditech Networks’ core performance and we believe that this presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per share provides useful information to investors and management regarding certain financial trends relating to its financial results as they exclude charges considered by management to be outside of its core performance. Ditech Networks believes when GAAP results are viewed in conjunction with non-GAAP results, investors are provided a more meaningful understanding of Ditech Networks’ core performance. In addition, Ditech Networks’ management uses these measures for reviewing its financial results and for planning and forecasting future periods. These measures are not in accordance with or an alternative  for GAAP financial statements and may be materially different from non-GAAP measures used by other companies.